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                                                                    EXHIBIT 11.0


                                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                                       Year Ended June 30,
                                                                     -----------------------
                                                                     1998              1997
                                                                     ----              ----
                                                                    (In thousands, except
                                                                       per share amount)
Net Income......................................................   $ 18,729         $ 10,936
                                                                     ======           ======

Weighted average common shares outstanding......................      8,890            8,299

Basic earnings per common share.................................     $ 2.11           $ 1.32
                                                                       ====             ====

Weighted average common shares outstanding......................      8,890            8,299

Dilutive shares using average market value for
    the period when utilizing the treasury stock
    method regarding stock options..............................        535              425
                                                                     ------           ------

Total shares for diluted earnings per share.....................      9,425            8,724
                                                                      =====            =====

Diluted earnings per common and
    common share equivalents....................................     $ 1.99           $ 1.25
                                                                       ====             ====

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